The information in this preliminary prospectus supplement is not complete and may change. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-158504

Subject to Completion

Dated August 30, 2010

Preliminary Prospectus Supplement

(To Prospectus Dated April 9, 2009)

$

Sara Lee Corporation

$            % Notes due 20

$            % Notes due 20

The notes due 20     will bear interest at the rate of     % per year and the notes due 20     (and together with the notes due 20     , the “notes”) will bear interest at the rate of     % per year. Interest on each series of notes is payable on              and              of each year, beginning on                     , 2011. Each series of notes will mature on              of its respective year of maturity. We may redeem the notes due 20     and the notes due 20     in whole at any time or in part from time to time at the applicable redemption prices discussed in this prospectus supplement under the caption “Description of the Notes—Optional Redemption.”

If a change of control triggering event occurs, we will be required to make an offer to purchase the notes for cash from the holders at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Notes—Offer to Repurchase Upon a Change of Control Triggering Event.”

The notes will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding, but will be effectively junior to our secured indebtedness and will not be the obligations of any of our subsidiaries.

Concurrently with this offering, and pursuant to and in accordance with the terms of a separate offer to purchase dated August 30, 2010, we are conducting a tender offer for any and all of our 6 1/4% Notes due 2011, of which $1.11 billion aggregate principal amount is outstanding. This offering is not conditioned upon completion of the tender offer. However, the closing of the tender offer is conditioned upon the consummation of this offering.

See “Risk Factors” beginning on page S-4 of this prospectus supplement and beginning on page 9 of our Annual Report on Form 10-K for the fiscal year ended July 3, 2010, which is incorporated by reference herein, to read about factors you should consider carefully before investing in the notes.

	Per Note due 20	Total	Per Note due 20	Total
Public Offering Price
Underwriting Discount
Proceeds to Sara Lee (before expenses)

Interest on the notes will accrue from                     , 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company (“DTC”) and its direct participants, including Euroclear Bank, S.A./NV, as operator of Euroclear System (“Euroclear”) and Clearstream Banking, societe anonyme (“Clearstream, Luxembourg”), on or about                     , 2010, which is the      business day following the date of this prospectus supplement. Purchasers of the notes should consider that trading of notes may be affected by this settlement date. See “Underwriting.”

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	BNP PARIBAS

The date of this prospectus is                     , 2010.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus are not offers to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

Prospectus Supplement

Prospectus

As used in this prospectus supplement, the terms “Sara Lee,” “the Company,” “we,” “us” and “our” may, depending upon the context, refer to Sara Lee Corporation, to one or more of its consolidated subsidiaries or to Sara Lee Corporation and all of its consolidated subsidiaries taken as a whole.

S-i

FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus, including the information we incorporate by reference, contain forward-looking statements regarding our business prospects, costs and operating results, including the anticipated costs and benefits of restructuring, transformation and Project Accelerate actions, access to credit markets and our credit ratings, the planned extinguishment of debt, the funding of pension plans, potential payments under guarantees and amounts due under future contractual obligations and commitments, projected capital expenditures, cash tax payments, pension settlement amounts and effective tax rates. In addition, from time to time, in oral statements and written reports, we discuss expectations regarding our future performance by making forward-looking statements preceded by terms such as “anticipates,” “we are confident,” “expects,” “likely” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, we caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause our actual results to differ from such forward-looking statements are those described in our Annual Report on Form 10-K for the fiscal year ended July 3, 2010, as well as factors relating to:

•

Our share repurchase and other capital plans, such as (i) future opportunities that our board may determine present greater potential value to shareholders than the current capital plans and targets, including, without limitation, potential acquisitions, joint ventures or other corporate transactions, and investments in our business; (ii) future operating or capital needs that require a more significant outlay of cash than currently anticipated; or (iii) future changes in facts or circumstances that may impact the anticipated accounting treatment of such activities;

•

Our relationship with our customers, such as (i) a significant change in our business with any of our major customers, such as Walmart, our largest customer, including changes in how such customers manage their suppliers and the level of inventory these customers maintain; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

•

The consumer marketplace, such as (i) significant competition, including advertising, promotional and price competition; (ii) changes in consumer behavior due to economic conditions, such as a shift in consumer demand toward private label; (iii) fluctuations in the cost of raw materials, our ability to increase or maintain product prices in response to fluctuations in cost and the impact on our profitability; (iv) the impact of various food safety issues and regulations on sales and profitability of our products; and (v) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance;

•

Our international operations, such as (i) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the euro; (ii) the generation of a high percentage of our revenues from businesses outside the United States and costs to remit these foreign earnings into the U.S. to fund our domestic operations, share repurchase plans, dividends, debt service and corporate costs; (iii) the impact on our business due to the receipt of binding offers to purchase a large portion of our household and body care business, our intent to divest the remainder of that business and any inability to complete these transactions or to divest the remaining household and body care businesses on favorable terms; (iv) difficulties and costs associated with complying with U.S. laws and regulations, such as the Foreign Corrupt Practices Act, applicable to entities with overseas operations, and different regulatory structures and unexpected changes in regulatory environments overseas, including, without limitation, potentially negative consequences from changes in anti-competition and tax laws; and (v) our ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers;

S-ii

•

Previous business decisions, such as (i) our ability to generate margin improvement through cost reduction and efficiency initiatives, including Project Accelerate, a company-wide cost savings and productivity initiative focused on outsourcing actions, supply chain efficiencies and organizational simplification, and the outsourcing of significant portions of our financial transaction processing, global IT, and global indirect procurement activities; (ii) our ability to achieve planned cash flows from capital expenditures and acquisitions and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows, which could impact future impairment analyses; (iii) credit ratings issued by the three major credit rating agencies, the impact on our capital plans and targets of such credit ratings and the impact these ratings and changes in these ratings may have on our cost to borrow funds, access to capital/debt markets, and ability to complete the planned share repurchase; (iv) our plan to refinance significant outstanding indebtedness in the next two years and the impact of potential changes in the credit environment; (v) our plan to repurchase a significant amount of our common stock and the impact of such repurchases on our earnings, cash flow and credit ratings; (vi) the settlement of a number of ongoing reviews of our income tax filing positions in various jurisdictions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which we transact business; and (vii) changes in the expense for and contingent liabilities relating to multi-employer pension plans in which we participate; and

•	Uncertainty relating to the chief executive officer position and the fact that our board has initiated a process to identify a permanent successor.

In addition, our results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes and laws and regulations in markets where we compete. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (“SEC”). The SEC maintains a website that contains annual, quarterly and current reports, proxy and information statements and other information regarding registrants, like us, that file reports with the SEC electronically. The address of the SEC’s website is http://www.sec.gov. You also may read and copy any document that we file with the SEC at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of its public reference room. The information that we file with the SEC is also available on the Investors page on our website at http://www.saralee.com. However, the information on our website, except for the SEC filings referred to below, is not a part of, and shall not be deemed to be incorporated by reference into, this prospectus supplement.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and may supersede the information in this prospectus supplement and information previously filed with the SEC. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended July 3, 2010, which was filed with the SEC on August 27, 2010;

•

the information contained in our Definitive Proxy Statement on Schedule 14A filed with the SEC on September 16, 2009 and incorporated into Part III of our Annual Report on Form 10-K for the fiscal year ended June 27, 2009; and

•	our Current Report on Form 8-K dated August 9, 2010.

S-iii

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this prospectus supplement and prior to the termination of the offering of the notes shall be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the respective dates of filing of such documents, provided that information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K is not incorporated by reference into this prospectus supplement.

We will provide you without charge, upon request, a copy of any of the documents incorporated by reference. Requests should be directed to Sara Lee Corporation, Attn: Investor Relations, 3500 Lacey Road, Downers Grove, Illinois 60515-5424. You also may contact Investor Relations by calling Sara Lee’s general number at (800) SARALEE (800-727-2533) toll free within the United States, or calling Investor Relations directly at (630) 598-8100 from outside the United States.

S-iv

SUMMARY

You should read carefully this prospectus supplement and the accompanying prospectus to understand the terms of the notes being offered hereby. You should also read the documents referred to in “Where You Can Find More Information” on page iii of this prospectus supplement for additional information about us.

Sara Lee Corporation

We are a global manufacturer and marketer of high-quality, brand-name products for consumers throughout the world focused primarily on the meats, bakery and beverage categories, and are organized around five business segments—North American Retail, North American Fresh Bakery, North American Foodservice, International Beverage and International Bakery.

Our principal executive offices are located at 3500 Lacey Road, Downers Grove, Illinois 60515-5424, and our telephone number is (630) 598-6000.

Concurrent Tender Offer for 2011 Notes

On August 30, 2010, we commenced a tender offer (the “Tender Offer”) to purchase for cash any and all of our 6 1/4% Notes due 2011 (the “2011 Notes”), of which $1.11 billion aggregate principal amount is outstanding. Promptly after the consummation of the Tender Offer, we intend to call for redemption any remaining 2011 Notes. We intend to fund the purchase of the 2011 Notes in the Tender Offer and the redemption of all 2011 Notes not validly tendered and accepted for payment in the Tender Offer with (i) the net proceeds from this offering and (ii) cash on hand and/or the net proceeds of commercial paper issuances.

The Tender Offer is being made on the terms and subject to the conditions described in the offer to purchase, dated August 30, 2010 (the “Offer to Purchase”). The Tender Offer is conditioned upon the satisfaction or waiver of certain conditions. The Tender Offer is being made solely pursuant to, and is governed by, the Offer to Purchase. We cannot assure you that the Tender Offer will be consummated in accordance with its terms, or at all, or that a significant principal amount of 2011 Notes will be tendered and purchased in the Tender Offer. The consummation of the offering contemplated by this prospectus supplement is not conditioned on the consummation of the Tender Offer. The closing of the Tender Offer, however, is conditioned on the consummation of the offering of the notes contemplated by this prospectus supplement.

This prospectus supplement is not a solicitation for acceptance of the Tender Offer.

The Offering

Issuer	Sara Lee Corporation

Securities Offered	$ % notes due 20

$            % notes due 20

Maturity Dates	, 20 for the notes due 20

                    , 20     for the notes due 20

Interest Payment Dates	and of each year, beginning , 2011

Optional Redemption	We may redeem the notes due 20 and the notes due 20 , in whole at any time or in part from time to time, at our option on not less than 30 nor more than 60 days’ notice, at a redemption price equal to the greater of:

•	the principal amount of the notes being redeemed; and

•

as determined by the Quotation Agent (as defined below under “Description of the Notes—Optional Redemption”), the sum of the present values of the remaining scheduled payments of principal of and interest on the notes being redeemed on the date of redemption (not including any portion of any payments of interest accrued to the date of redemption), discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below under “Description of the Notes—Optional Redemption”), plus      basis points with respect to the notes due 20     and              basis points with respect to the notes due 20    ;

plus, in either case, accrued and unpaid interest on the notes being redeemed to the date of redemption.

Offer to Repurchase Upon Change of Control Triggering Event	Upon the occurrence of a “change of control triggering event” (as described below under “Description of the Notes—Offer to Repurchase Upon a Change of Control Triggering Event”), unless we have exercised our right to redeem the notes, we will be required to make an offer to each holder of notes to repurchase all or any part (equal to $2,000 and any integral multiples of $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Notes—Offer to Repurchase Upon a Change of Control Triggering Event.”

Ranking

The notes will be unsecured and will rank equally with all of our unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be exclusively our obligation, and not the obligation of any of our subsidiaries. Our rights and the rights of any holder of the notes (or other of our creditors) to participate in the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

Covenants	We will issue the notes under an indenture containing limited covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:

•	incur debt secured by liens; and

•	engage in sale/leaseback transactions.

Further Issues	We may, from time to time, without notice to or the consent of the registered holders of the notes, create and issue additional debt securities having the same terms as and ranking equally and ratably with the notes of any series issued in this offering in all respects, as described more fully under “Description of the Notes—General.”

Use of Proceeds	We intend to use the net proceeds from this offering (plus cash on hand and/or the net proceeds of commercial paper issuances) to fund the purchase of the 2011 Notes validly tendered and accepted for payment in the Tender Offer and to redeem all 2011 Notes not purchased in the Tender Offer.

RISK FACTORS

Before acquiring any of the notes, you should carefully consider the following discussion of risks. In addition, you should carefully consider the sections of Sara Lee’s Annual Report on Form 10-K for the fiscal year ended July 3, 2010 filed with the SEC on August 27, 2010 entitled “Risk Factors,” which is incorporated by reference in this prospectus supplement and the accompanying prospectus. You should also carefully consider all of the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus before you invest in the notes. See “Where You Can Find More Information” on page iii of this prospectus supplement.

There May Be an Uncertain Trading Market for the Notes

We cannot assure you that a trading market for the notes will ever develop or will be maintained. Many factors independent of our creditworthiness affect the trading market. These factors include the:

•	propensity of existing holders to trade their positions in the notes;

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes;

•	redemption of the notes; and

•	level, direction and volatility of market interest rates generally.

The Notes are Structurally Subordinated to the Indebtedness of Our Subsidiaries

The notes are our obligations exclusively and not the obligation of any of our subsidiaries. A portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be effectively subordinated to all liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish.

The Indenture Does Not Limit Our Ability to Incur Additional Unsecured Indebtedness, Contains Limited Restrictions on Our Ability to Incur Secured Indebtedness and Does Not Limit Our Ability to Pay Dividends or Repurchase Our Securities

Neither we nor any of our subsidiaries are restricted from incurring additional unsecured indebtedness or other liabilities, including additional unsecured senior indebtedness, under the indenture governing the notes. While the indenture governing the notes contains certain restrictions on our ability to incur additional secured indebtedness, these restrictions are subject to various exceptions and secured indebtedness incurred pursuant to such exceptions may be substantial. If we or our subsidiaries incur additional indebtedness or liabilities, our ability to pay our obligations on the notes could be adversely affected. Furthermore, the incurrence of additional indebtedness may cause a loss in trading value of the notes and the credit rating of the notes may be lowered or withdrawn.

We are not restricted under the indenture governing the notes from paying dividends or issuing or repurchasing our securities. During 2010, we announced a revised capital plan that includes the anticipated repurchase of approximately $2.5 billion to $3.0 billion of shares of our common stock over a three-year period, and we repurchased approximately $500 million of common stock in our fiscal year ended 2010. We have repurchased approximately $360 million of common stock thus far in fiscal year 2011 and plan to repurchase $1.0 to $1.5 billion of shares in total in fiscal 2011. We also have announced our intent to maintain and gradually increase the current dividend on our common stock. Our share repurchases and dividends, including any increase in the amounts thereof as a result of announced or future asset or business dispositions or otherwise, will reduce the amounts available to service and repay our indebtedness, including the notes, and could adversely affect the trading prices of the notes.

We May Not Have Sufficient Funds to Purchase the Notes Upon a Change of Control Triggering Event and the Change of Control Offer Covenant Provides Limited Protection to Investors

Holders of the notes may require us to purchase their notes upon a “change of control triggering event” as defined under “Description of the Notes—Offer to Repurchase Upon a Change of Control Triggering Event.” We cannot assure you that we will have sufficient financial resources, or will be able to arrange sufficient financing, to pay the purchase price of the notes, particularly if a change of control event triggers a similar repurchase requirement for, or results in the acceleration of, our other then existing debt.

The change of control offer covenant is limited to the transactions specified in “Description of the Notes—Offer to Purchase Upon a Change of Control Triggering Event.” We have no present intention to engage in a transaction involving a change of control triggering event, although it is possible that we could decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancing or other recapitalizations, that would not constitute a change of control triggering event under the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise materially adversely affect our capital structuring or credit ratings.

Changes in Our Credit Rating May Adversely Affect Your Investment in the Notes

The credit ratings assigned to the notes reflect the rating agencies’ assessments of our ability to make payments on the notes when due. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could increase our corporate borrowing costs and affect the market value of your notes. Also, our credit ratings may not reflect the potential impact of risks related to structure, market or other factors related to the value of the notes.

Redemption may Adversely Affect Your Return on the Notes

We have the right to redeem some or all of the notes prior to maturity. We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption in a comparable security at an effective interest rate as high as that of the notes.

USE OF PROCEEDS

The net proceeds we will receive from this offering of notes, after deducting the underwriting discount and expenses payable by us, are estimated to be approximately $             million. We intend to use the net proceeds from this offering (plus cash on hand and/or the net proceeds of commercial paper issuances) to fund the purchase of the 2011 Notes validly tendered and accepted for payment in the Tender Offer and to redeem all 2011 Notes not purchased in the Tender Offer.

In the Tender Offer, we intend to purchase for cash any and all of the $1.11 billion aggregate principal amount of the 2011 Notes validly tendered and accepted for payment. Promptly after the consummation of the Tender Offer, we intend to call for redemption any remaining 2011 Notes. The consummation of the offering contemplated by this prospectus supplement is not conditioned on the consummation of the Tender Offer. The closing of the Tender Offer, however, is conditioned on the consummation of the offering of the notes contemplated by this prospectus supplement.

We expect to invest the net proceeds in short-term, interest-bearing, investment-grade obligations until they are applied as described above.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table presents our historical ratio of earnings to fixed charges for the periods indicated. The following table also presents our proforma ratio of earnings to fixed charges for the fiscal year ended 2010 to give effect to the issuance of the notes and the use of the proceeds from this offering to fund the purchase of the 2011 Notes as described under “Use of Proceeds.”

	Fiscal Year Ended(1)
	Proforma 2010	2010(2)	2009(3)	2008(4)	2007(5)	2006(6)
Ratios of Earnings to Fixed Charges	5.8	4.9	2.6	0.4	1.4	0.9

(1)	Our fiscal year ends on the Saturday nearest June 30.
(2)	During fiscal 2010, we recorded a pretax charge of $84 million in connection with certain restructuring activities. Also during fiscal 2010, we recognized non-cash impairment charges of $28 million and recognized income of $133 million from contingent sales proceeds related to the disposal of our European tobacco business in 1999.
(3)	During fiscal 2009, we recorded a pretax charge of $103 million in connection with certain restructuring activities. Also during fiscal 2009, we recognized non-cash impairment charges of $314 million and recognized income of $150 million from contingent sales proceeds related to the disposal of our European tobacco business in 1999.
(4)	During fiscal 2008, we recorded a pretax charge of $39 million in connection with certain restructuring activities. Also during fiscal 2008, we recognized non-cash impairment charges of $851 million and recognized income of $130 million from contingent sales proceeds related to the disposal of our European tobacco business in 1999.
(5)	During fiscal 2007, we recorded a pretax charge of $94 million in connection with certain restructuring activities. Also during fiscal 2007, we recognized non-cash impairment charges of $168 million and recognized income of $120 million from contingent sales proceeds related to the disposal of our European tobacco business in 1999.
(6)	During fiscal 2006, we recorded a pretax charge of $85 million in connection with certain restructuring activities. Also during fiscal 2006, we recognized non-cash impairment charges of $193 million and recognized income of $114 million from contingent sales proceeds related to the disposal of our European tobacco business in 1999.

The ratio of earnings to fixed charges is calculated by dividing “earnings” by “fixed charges.” “Earnings” includes income from continuing operations before income taxes adjusted for (i) minority interest of majority owned subsidiaries, (ii) amortization of capitalized interest, (iii) undistributed income or losses from minority owned companies, (iv) interest expense, and (v) a portion of rent expense we believe is representative of the interest factor. “Fixed charges” include interest expense (including interest capitalized during the period) plus the portion of rent expense we believe is representative of the interest factor, however it excludes interest on uncertain tax positions.

We did not have any preferred stock outstanding for the periods presented. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends would be the same as the ratios of earnings to fixed charges presented above.

DESCRIPTION OF THE NOTES

We provide information to you about the notes (referred to in the accompanying prospectus as “debt securities”) in two documents that progressively provide more detail—this prospectus supplement and the accompanying prospectus. Since the terms of these notes may differ from the general terms of the debt securities described in the accompanying prospectus, you should rely on the information in this prospectus supplement over any contradictory information in the accompanying prospectus. You should read the accompanying prospectus and this prospectus supplement together for a complete description of the notes. References to “we,” “us” and “our” in this “Description of the Notes” refer only to Sara Lee Corporation and not any of its subsidiaries.

General

Each series of notes will constitute a series of debt securities to be issued under an indenture dated as of October 2, 1990 between us and The Bank of New York Mellon Trust Company, N.A. (as successor to Continental Bank, N.A.), as trustee, the terms of which are more fully described elsewhere in this prospectus supplement and the accompanying prospectus.

The notes due 20 will mature on                     , 20     and the notes due 20     will mature on                     , 20    . Interest on the notes will accrue from                     , 2010, at the respective rates set forth on the cover of this prospectus supplement. Interest on the notes will be payable semiannually on              and             , beginning                     , 2011, to the persons in whose names the notes are registered at the close of business on              and              immediately preceding the respective interest payment dates, except interest payable at maturity will be paid to the same persons to whom principal of the notes is payable.

Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest period relating to an interest payment date (including the maturity date) shall be the period from, and including, the preceding interest payment date (or, in the case of the first interest period,                     , 2010) to, but excluding, the relevant interest payment date.

Any payment that we are otherwise required to make in respect of the notes on a date that is not a business day for the notes may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest shall accrue as a result of the delayed payment. A business day is defined in the indenture as a day that is not a day on which banking institutions in New York City are authorized by law or regulation to close.

The notes will be issued in fully registered form in denominations of $2,000 or any whole multiple of $1,000. Each series of notes will be represented by one or more global notes registered in the name of a nominee of DTC. Except as described under “Description of Debt Securities—Form and Exchange of Debt Securities” in the accompanying prospectus, the notes will not be issuable in certificated form.

The notes will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more additional series. We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities having the same terms as and ranking equally and ratably with the notes of any series issued in this offering in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional debt securities or except in some cases, for the first payment of interest following the issue date of such additional debt securities), so that such additional debt securities shall be consolidated and form a single series with, and shall have the same terms as to status, redemption or otherwise as, the notes of that series.

The indenture does not limit our ability to incur additional unsecured indebtedness and contains limited restrictions on our ability to incur secured indebtedness. The covenants contained in the indenture would not necessarily afford holders of notes protection in the event of a highly leveraged transaction or other transaction involving us that may adversely affect holders.

Optional Redemption

The notes due 20 and the notes due 20 may be redeemed, in whole at any time or in part from time to time, at our option at a redemption price equal to the greater of the following amounts:

•	100% of the principal amount of the notes being redeemed on the date of redemption; and

•

as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal of and interest on the notes being redeemed on the date of redemption (not including any portion of any payments of interest accrued to the date of redemption), discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below), plus              basis points in the case of the notes due 20     and              basis points in the case of the notes due 20    ;

plus, in each case, accrued and unpaid interest on the notes being redeemed to the date of redemption.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a date of redemption will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

We will mail notice of any redemption at least 30 days, but not more than 60 days, before the date of redemption to each registered holder of the notes to be redeemed. If we give notice of redemption as provided above, the notes called for redemption will become due and payable on the date of redemption and at the applicable redemption price, plus accrued and unpaid interest to the date of redemption.

“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.

“Comparable Treasury Price” means, with respect to any date of redemption, (i) the average of the Reference Treasury Dealer Quotations for that date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the trustee obtains three or fewer Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Quotation Agent” means Banc of America Securities LLC, J.P. Morgan Securities Inc. or another Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) each of Banc of America Securities LLC and J.P. Morgan Securities Inc. (or their respective affiliates which are Primary Treasury Dealers), and the respective successors of the foregoing; provided, however, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such date of redemption.

On and after the date of redemption, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in payment of the redemption price and accrued interest). On or before the date of redemption, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes of the applicable series are to be redeemed, the notes to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

The notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

Offer to Repurchase Upon a Change of Control Triggering Event

If a change of control triggering event occurs, holders of notes may require us to repurchase all or any part (equal to an integral multiple of $1,000) of their notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, on such notes to the date of purchase (unless a notice of redemption has been mailed within 30 days after such change of control triggering event stating that all of the notes will be redeemed as described above); provided that the principal amount of a note remaining outstanding after a repurchase in part shall be $2,000 or an integral multiple of $1,000 in excess thereof. We will be required to mail to holders of the notes a notice describing the transaction or transactions constituting the change of control triggering event and offering to repurchase the notes. The notice must be mailed within 30 days after any change of control triggering event, and the repurchase must occur no earlier than 30 days and no later than 60 days after the date the notice is mailed.

On the date specified for repurchase of the notes, we will, to the extent lawful:

•	accept for payment all properly tendered and not withdrawn notes or portions of notes;

•	deposit with the paying agent the required payment for all properly tendered and not withdrawn notes or portions of notes; and

•	deliver to the trustee the repurchased notes, accompanied by an officers’ certificate stating, among other things, the aggregate principal amount of repurchased notes.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations applicable to the repurchase of the notes. To the extent that these requirements conflict with the provisions requiring repurchase of the notes, we will comply with these requirements instead of the repurchase provisions and will not be considered to have breached our obligations with respect to repurchasing the notes. Additionally, if an event of default exists under the indenture (which is unrelated to the repurchase provisions of the notes), including events of default arising with respect to other issues of debt securities, we will not be required to repurchase the notes notwithstanding these repurchase provisions.

We will not be required to comply with the obligations relating to repurchasing the notes if a third party instead satisfies them.

For purposes of the repurchase provisions of the notes, the following terms will be applicable:

“Change of control” means the occurrence of any of the following: (a) the consummation of any transaction (including, without limitation, any merger or consolidation) resulting in any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than us or one of our subsidiaries or an employee benefit plan (or related trust) sponsored or maintained by us or one of our subsidiaries) becoming the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of our then outstanding voting stock; (b) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in a transaction or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the indenture) (other than us or one of our subsidiaries); (c) the first day on which a majority of the members of our Board of Directors are not continuing directors; or (d) the adoption of a plan relating to the liquidation or dissolution of us. Notwithstanding the foregoing, a transaction will not be considered to be a change of control if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(y) all or substantially all of the beneficial owners of our voting stock immediately prior to that transaction continue to beneficially own, directly or indirectly, more than 50% of the voting stock of the holding company immediately following that transaction or (z) immediately following that transaction no person is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the holding company.

The definition of change of control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in a transaction or a series of related transactions, of “all or substantially all” of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of such phrase under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase that holder’s notes as a result of the sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to one or more persons, may be uncertain.

Under clause (c) of the definition of “Change of control” described above, a change of control will occur when a majority of our Board of Directors are not “continuing directors.” In a decision in connection with a proxy contest, the Court of Chancery of Delaware held that the occurrence of a change of control under a similar provision may nevertheless be avoided, if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board of directors) as “continuing directors” solely for purposes of avoiding the triggering of such change of control clause, provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties. It is unclear whether our Board of Directors, pursuant to Maryland law, is similarly capable of approving a slate of dissident director nominees while recommending and endorsing its own slate. If such an action is possible under Maryland law, our Board of Directors could approve a slate of directors that included a majority of dissident directors, nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a change of control that, together with the occurrence of a rating event, could trigger holders’ right to require us to offer to repurchase the notes upon a change of control triggering event.

“Change of control triggering event” means the occurrence of both a change of control and a rating event.

“Continuing directors” means, as of any date of determination, any member of our Board of Directors who (a) was a member of the Board of Directors on the date the notes were issued or (b) was nominated for election, elected or appointed to the Board of Directors with the approval of, a majority of the continuing directors who were members of the Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings.

“Investment grade rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating agencies” means (a) each of Fitch, Moody’s and S&P, and (b) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) selected by us as a replacement rating agency for a former rating agency.

“Rating event” means the rating on the applicable series of the notes is lowered by each of the rating agencies and the notes of such series are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes of such series is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (a) the occurrence of a change of control and (b) public notice of the occurrence of a change of control or our intention to effect a change of control; provided that a rating event will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if any rating agency making the reduction in rating does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the change of control (whether or not the applicable change of control has occurred at the time of the rating event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Same-Day Settlement and Payment

The notes will trade in the same-day funds settlement system of DTC until maturity or until we issue the notes in definitive form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Book-Entry System; Delivery and Form

Each series of notes will be issued in the form of one or more fully registered global securities. For purposes of this prospectus supplement, “global security” refers to the global security or securities representing the entire issue of the applicable series of notes. Each global security will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., or Cede, as DTC’s nominee. Except in limited circumstances, the notes will not be issued in definitive certificated form. A global security may be transferred, in whole and not in part, only to DTC or to another nominee of DTC. See “Description of Debt Securities—Form and Exchange of Debt Securities” in the accompanying prospectus for additional information on DTC and the rules and operating procedures of DTC.

Holding Through Euroclear and Clearstream, Luxembourg

You may hold interests in the global security through Euroclear or Clearstream, Luxembourg, in each case, as a participant in DTC. Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, Luxembourg, on one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable.

The information in this prospectus supplement concerning DTC, Euroclear and Clearstream, Luxembourg, including the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg, has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take responsibility for their accuracy. These operations and procedures are solely within the control of DTC, Euroclear and Clearstream, Luxembourg, as applicable, and are subject to change by them from time to time. None of Sara Lee, the underwriters or the trustee takes any responsibility for these operations and procedures, and you are urged to contact DTC, Euroclear, Clearstream, Luxembourg or their respective participants to discuss these matters.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

This section summarizes the material U.S. tax consequences to holders of notes. However, the discussion is limited in the following ways:

•	The discussion only covers you if you buy your notes in the initial offering.

•	The discussion only covers you if you hold your notes as a capital asset (that is, for investment purposes), and if you do not have a special tax status such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding notes as part of a hedge;

•	U.S. Holders whose functional currency is not the U.S. dollar; or

•	persons subject to the alternative minimum tax.

•	The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of notes.

•

The discussion does not cover you if you are a partner in a partnership (or entity treated as a partnership for U.S. tax purposes). If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the notes.

•	The discussion does not cover state, local or foreign law.

•	We have not requested a ruling from the Internal Revenue Service (the “IRS”) on the tax consequences of owning the notes. As a result, the IRS could disagree with portions of this discussion.

If you are considering buying notes, we suggest that you consult your tax advisor about the tax consequences of holding the notes in your particular situation.

Tax Consequences to U.S. Holders

This section applies to you if you are a “U.S. Holder.” A “U.S. Holder” is a beneficial owner of notes who or which is:

•	an individual U.S. citizen or resident alien;

•	a corporation—or entity taxable as a corporation for U.S. federal income tax purposes—that was created under U.S. law (federal or state);

•	an estate whose world-wide income is subject to U.S. federal income tax; or

•

at trust (i) if a court within the Unites States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (ii) that has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

Contingent payments

In certain circumstances, we may be obligated to pay you amounts in excess of the stated interest and principal payable on the notes. The obligation to make such payments may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” Under applicable Treasury regulations, the possibility of such amounts being paid will not cause the notes to be treated as contingent payment debt instruments if there is only a remote chance that these contingencies will occur or if such contingencies are considered to be incidental. If the notes were deemed to be contingent payment debt instruments, holders might, among other things, be required to treat any gain recognized on the sale or other disposition of a note as interest income rather than as capital gain, which would be taxed at a higher rate, and the timing and amount of income inclusion may be different from the consequences discussed herein. Although the matter is not free from doubt, we intend to take the position that the likelihood that such payments will be made is remote or incidental and therefore the notes are not subject to the rules governing contingent payment debt instruments. This determination will be binding on a holder unless such holder explicitly discloses on a statement attached to such holder’s timely filed U.S. federal income tax return for the taxable year that includes the acquisition date of the note that such holder’s determination is different. It is possible, however, that the Internal Revenue Service may take a contrary position from that described above, in which case the tax consequences to a holder could differ materially and adversely from those described below. The remainder of this disclosure assumes that the notes will not be treated as contingent payment debt instruments.

Interest

•	If you are a cash method taxpayer (including most individual holders), you must report interest on the notes in your income when you receive it.

•	If you are an accrual method taxpayer, you must report interest on the notes in your income as it accrues.

Sale or Retirement of notes

On your sale or retirement of your note:

•	You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the note. Your tax basis in the note is your cost, subject to certain adjustments.

•

Your gain or loss will generally be capital gain or loss, and will be long term capital gain or loss if you held the note for more than one year. For tax years prior to 2011, the maximum U.S. federal income tax rate on long term capital gains for individuals is 15%.

•

If you sell the note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

Information Reporting and Backup Withholding

Under the tax rules concerning information reporting to the IRS:

•

Assuming you hold your notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest and retirement proceeds on your notes as well as on proceeds from sale or other disposition of the notes, unless an exemption applies.

•

Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

•

If you are subject to these requirements but do not comply, the intermediary must withhold at a rate currently equal to 28% of all amounts payable to you on the notes (including principal payments and sale proceeds). This is called “backup withholding.” If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

•	All individuals are subject to these requirements. Some holders, including corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” A “Non-U.S. Holder” is a beneficial owner of notes (other than a partnership) that is not a U.S. Holder.

Withholding Taxes

Generally, payments of principal and interest on the notes will not be subject to U.S. withholding taxes.

However, in the case of interest, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements.

•

You provide a completed IRS Form W-8BEN (or substitute form) to the bank, broker or other intermediary through which you hold your notes. The IRS Form W-8BEN contains your name, address and a statement that you are the beneficial owner of the notes and that you are not a U.S. Holder.

•

You hold your notes directly through a “qualified intermediary,” and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

•

You are entitled to an exemption from withholding tax on interest under a tax treaty between the U.S. and your country of residence. To claim this exemption, you must generally complete IRS Form W-8BEN and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

•

The interest income on the notes is effectively connected with the conduct of your trade or business in the United States, and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete IRS Form W-8ECI.

Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:

•	The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

•	The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

•

An intermediary through which you hold the notes fails to comply with the procedures necessary to avoid withholding taxes on the notes. In particular, an intermediary is generally required to forward a copy of your IRS Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the notes. However, if you hold your notes through a qualified intermediary—or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the notes—the qualified intermediary will not generally forward this information to the withholding agent.

•

You own 10% or more of the voting stock of Sara Lee, are a “controlled foreign corporation” related directly or indirectly to Sara Lee through stock ownership, or are a bank making a loan in the ordinary course of its business. In these cases, you will be exempt from withholding taxes only if you are eligible for a treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the United States, as discussed above.

Interest payments made to you will generally be reported to the IRS and to you on IRS Form 1042-S. However, this reporting does not apply to you if you hold your notes directly through a qualified intermediary and the applicable procedures are complied with.

The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

Sale or Retirement of notes

If you sell a note or it is redeemed, you will not be subject to U.S. federal income tax on any gain unless one of the following applies:

•	The gain is connected with a trade or business that you conduct in the United States.

•	You are an individual, you are present in the United States for at least 183 days during the year in which you dispose of the note, and certain other conditions are satisfied.

•	The gain represents accrued interest, in which case the rules for interest would apply.

U.S. Trade or Business

If you hold your note in connection with a trade or business that you are conducting in the United States:

•	Any interest on the note, and any gain from disposing of the note, generally will be subject to income tax as if you were a U.S. Holder.

•

If you are a corporation, you may be subject to the “branch profits tax” on your earnings that are connected with your U.S. trade or business, including earnings from the note. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

Estate Taxes

If you are an individual, your notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the notes were not connected to a trade or business that you were conducting in the United States and you did not own 10% or more of the voting stock of Sara Lee.

Information Reporting and Backup Withholding

U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:

•

Principal and interest payments you receive will be automatically exempt from the usual rules if you are a Non-U.S. Holder exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments made to you may be reported to the IRS on Form 1042-S.

•

Sale proceeds you receive on a sale of your notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup reporting may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. In general, you may file Form W-8BEN to claim an exemption from information reporting and backup withholding. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

UNDERWRITING

Banc of America Securities LLC, J.P. Morgan Securities Inc. and BNP Paribas Securities Corp. are acting as joint book-running managers of the offering and Banc of America Securities LLC and J.P. Morgan Securities Inc. are acting as representatives of the underwriters.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of notes due 20	Principal Amount of notes due 20
Banc of America Securities LLC	$	$
J.P. Morgan Securities Inc.
BNP Paribas Securities Corp.

Total	$	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of the notes to dealers at those public offering prices less concessions not to exceed     % of the principal amount of the notes due 20     and     % of the principal amount of the notes due 20    . The underwriters may allow, and dealers may reallow, concessions not to exceed     % of the principal amount of the notes due 20     and     % of the principal amount of the notes due 20 , on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering prices and concessions.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Sara Lee
Per note due 20%
Per note due 20%

Each series of notes is a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes, but they are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate-covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate-covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering, excluding underwriting discounts, will be $            .

Certain of the underwriters and their affiliates have provided from time to time, and expect to provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. The underwriters or their affiliates may hold positions in the 2011 Notes we are offering to purchase in the Tender Offer (which if not purchased in the Tender Offer will be redeemed) and, as a result, certain underwriters and/or their affiliates may receive proceeds of this offering. James S. Crown and Crandall C. Bowles, each a member of our board of directors, are each directors of JPMorgan Chase & Co., the parent company of J. P. Morgan Securities Inc. Virgis W. Colbert, also a member of our board of directors, is a director of Bank of America Corporation.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

We expect to deliver the notes against payment for the notes on or about a date specified in the last paragraph of the cover page of this prospectus supplement, which will be the      business day following the date of the pricing of the notes. Since trades in the secondary market generally settle in three business days, purchasers who wish to trade notes on the day of pricing or the next succeeding business day(s) will be required, by virtue of the fact that the notes initially will settle in T+    , to specify alternative settlement arrangements to prevent a failed settlement.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State, other than:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters; or

(d) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of our notes offered hereby will be passed upon for us by Sidley Austin LLP, Chicago, Illinois, and for the underwriters by Cravath, Swaine & Moore LLP, New York, New York. Other legal matters relating to the notes will be passed upon by Venable LLP, Baltimore, Maryland, and by Brett J. Hart, Esq., our Executive Vice President, General Counsel and Corporate Secretary. Mr. Hart owns shares of our common stock, both directly and as a participant in various stock and employee benefit plans. Cravath, Swaine & Moore LLP from time to time represents us in connection with certain matters.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the fiscal year ended July 3, 2010 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

Sara Lee Corporation

Debt Securities, Debt Warrants, Common Stock, Common Stock Warrants,

Preferred Stock, Currency Warrants, Stock Purchase Contracts

and Stock Purchase Units

Sara Lee Corporation intends to offer at one or more times the following securities:

•	debt securities;

•	warrants to purchase debt securities (debt warrants);

•	shares of common stock;

•	warrants to purchase shares of common stock (common stock warrants);

•	shares of preferred stock;

•	warrants to receive the cash value in U.S. dollars of the right to purchase or sell foreign currency or currency units to be designated at the time of the offering (currency warrants);

•	stock purchase contracts; and

•	stock purchase units.

All of the securities listed above may be sold separately, together or as units with other securities offered hereby.

This prospectus contains a general description of securities that we may offer for sale. We will describe all remaining material terms of these securities in supplements to this prospectus. In addition, if we offer securities as units, all material terms of the units will be described in the applicable prospectus supplement. You should read the prospectus and the supplements carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “SLE.”

This prospectus may be used to offer and sell these securities only if accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 9, 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer to sell any combination of the securities described in this prospectus in one or more offerings at an unspecified aggregate initial offering price. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus. The prospectus supplement will describe the specific terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change the information contained in this prospectus. Please carefully read this prospectus and the prospectus supplement, in addition to the information contained in the documents we refer you to under the headings “Where You Can Find More Information”. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “Sara Lee,” “Company,” “we,” “our” and “us” refer to Sara Lee Corporation and its consolidated subsidiaries.

SARA LEE CORPORATION

Sara Lee Corporation is a global manufacturer and marketer of high-quality, brand-name products for consumers throughout the world. Sara Lee’s business is focused on food, beverage, and household and body care products, and is organized around six business segments—North American Retail, North American Fresh Bakery, North American Foodservice, International Beverage, International Bakery, and International Household and Body Care.

Our principal executive offices are located at 3500 Lacey Road, Downers Grove, Illinois 60515-5424, and our telephone number is (630) 598-6000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. The SEC maintains a website that contains annual, quarterly and current reports, proxy and information statements and other information regarding registrants, like us, that file reports with the SEC electronically. The address of the SEC’s website is http://www.sec.gov. You also may read and copy any document that we file with the SEC at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of its public reference room. The information that we file with the SEC is also available on the Investors page on our website at http://www.saralee.com. However, the information on our website, except for the SEC filings referred to below, is not a part of, and shall not be deemed to be incorporated by reference into, this prospectus.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and may supersede the information in this prospectus and information previously filed with the SEC. We incorporate by reference the documents listed below and any filings made by us with the SEC on or subsequent to the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, until all of the securities that may be offered by this prospectus are sold; provided, however, that, except as set forth below, we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	Sara Lee’s Annual Report on Form 10-K for the fiscal year ended June 28, 2008, which was filed with the SEC on August 27, 2008;

•	Sara Lee’s Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2008, which was filed with the SEC on November 5, 2008;

•	Sara Lee’s Quarterly Report on Form 10-Q for the quarterly period ended December 27, 2008, which was filed with the SEC on February 4, 2009; and

•	Sara Lee’s Current Reports on Form 8-K dated:

•	July 16, 2008, which was filed with the SEC on July 22, 2008;

•	August 25, 2008, which was filed with the SEC on August 28, 2008;

•	October 29, 2008, which was filed with the SEC on October 29, 2008;

•	November 10, 2008, which was filed with the SEC on November 10, 2008;

•	December 18, 2008, which was filed with the SEC on December 18, 2008;

•	March 30, 2009, which was filed with the SEC on March 30, 2009; and

•	March 26, 2009, which was filed with the SEC on April 1, 2009.

All documents filed by Sara Lee with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment to the registration statement of which this prospectus is a part which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the respective dates of filing of such documents.

We will provide you without charge, upon request, a copy of any of the documents incorporated by reference. Requests should be directed to Sara Lee Corporation, Attn: Investor Relations, 3500 Lacey Road, Downers Grove, Illinois 60515-5424. You also may contact Investor Relations by calling Sara Lee’s general number at (800) SARALEE (800-727-2533) toll free within the United States, or calling Investor Relations directly at (630)  598-8100 from outside the United States.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, including the repayment of existing indebtedness, future acquisitions, capital expenditures and additions to working capital.

RATIOS OF EARNINGS TO FIXED CHARGES

The ratios of our earnings to our fixed charges for each of the periods indicated are as follows:

	Fiscal Year Ended(1)					26 Weeks Ended December 27, 2008
	2004	2005	2006	2007	2008
Ratios of Earnings to Fixed Charges	3.6	3.3	1.5	2.3	1.6	3.9

(1)	Our fiscal year ends on the Saturday nearest June 30.

The ratio of earnings to fixed charges is calculated by dividing “earnings” by “fixed charges.” “Earnings” includes income from continuing operations before income taxes adjusted for (i) minority interest of majority owned subsidiaries, (ii) amortization of capitalized interest, (iii) undistributed income or losses from minority owned companies, (iv) interest expense, and (v) a portion of rent expense we believe is representative of the interest factor. “Fixed charges” include interest expense (including interest capitalized during the period) plus the portion of rent expense we believe is representative of the interest factor, however it excludes interest on uncertain tax positions.

We did not have any preferred stock outstanding for the periods presented. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends would be the same as the ratios of earnings to fixed charges presented above.

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities under an Indenture dated as of October 2, 1990 between us and The Bank of New York Mellon Trust Company, N.A., as successor to Continental Bank, N.A., as trustee. We have summarized selected provisions of the indenture below. This summary is subject to, and qualified by reference to, all of the provisions of the indenture. If you would like more information on the provisions of the indenture, you should review the indenture, which we have incorporated by reference as an exhibit to the registration statement for the securities of which this prospectus is a part.

In the summary, we have included references to section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not otherwise defined have the meanings specified in the indenture.

General

The debt securities:

•	will be unsecured;

•	will rank equally with all of our existing and future unsecured and unsubordinated indebtedness; and

•	will be effectively junior to our secured indebtedness.

The debt securities will be our obligations exclusively, and not the obligation of any of our subsidiaries. Our rights and the rights of any holder of debt securities (or other of our creditors) to participate in the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

The indenture does not limit the amount of debt securities or other indebtedness that we may issue. The covenants contained in the indenture would not necessarily afford the holders of debt securities protection in the event of a highly leveraged transaction or other transaction involving us that may adversely affect holders of debt securities.

The indenture permits us to issue debt securities in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be set forth in a resolution of our board of directors or in a supplement to the indenture relating to that series, or determined in accordance with a board resolution and set forth in an officers’ certificate that we deliver to the trustee. (Section 2.4)

A supplement to this prospectus will describe all material terms relating to the debt securities being offered that are not described herein. These terms will include some or all of the following:

•	the title of the series of debt securities;

•	the total principal amount and authorized denominations;

•	the date or dates on which principal is payable;

•	the public offering price;

•	the interest rate or rates, if any (which may be fixed or floating), record and interest payment dates and/or the method by which such rate or rates or dates may be determined;

•	the currency or currencies in which payment of the offering price and/or principal and interest may be made;

•	the manner of payment of principal and interest and where the debt securities may be exchanged or transferred;

•	whether (and if so, when and on what terms) the debt securities can be redeemed by us or the holder;

•	under what circumstances, if any, we will pay additional amounts on the debt securities to non-U.S. holders in respect of taxes;

•	whether (and if so, when and on what terms) the debt securities may be convertible into or exchangeable for other securities;

•	whether there will be a sinking fund; and

•	any other terms of the series permitted by the indenture. (Section 2.4)

Each series of debt securities will be a new issue with no established trading market. Unless otherwise described in the applicable prospectus supplement, we will not list the debt securities on any securities exchange. We cannot assure you that there will be a liquid trading market for the debt securities.

We may purchase debt securities at any price in the open market or otherwise. Debt securities we purchase may, in our discretion, be held or resold, canceled or used to satisfy any sinking fund or redemption requirements.

Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate will be sold at a discount below their stated principal amount. Special U.S. federal income tax considerations applicable to any of these discounted debt securities (or to certain other debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes) will be described in a prospectus supplement.

We will also describe in the applicable prospectus supplement any material U.S. federal income tax considerations applicable to debt securities denominated in a foreign currency or currency unit or in respect of which we may pay principal, premium, if any, and interest in a foreign currency or currency unit.

Conversion Rights

We will describe in the applicable prospectus supplement the particular terms and conditions, if any, on which debt securities may be convertible into other securities. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be at our option or the option of the holder, events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the debt securities. If we issue convertible debt securities, we will need to supplement the indenture to add applicable provisions regarding conversion.

Form and Exchange of Debt Securities

Unless otherwise described in a prospectus supplement, all debt securities will be fully registered and will be in either book-entry form or in definitive form.

Debt securities issued in definitive certificated form will be transferable or exchangeable at the agency maintained for such purpose as we may designate from time to time. (Section 2.9 and Section 3.2) We may not impose any service charge, other than any required tax or governmental charge, on the transfer or exchange of any debt securities. (Section 2.9)

Debt securities issued in book-entry form will be issued in the form of one or more fully registered global securities. For purposes of this prospectus, “Global Security” refers to the global security or securities representing the entire issue of each series of debt securities. Each Global Security will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee. A Global Security may be transferred, in whole and not in part, only to DTC or another nominee of DTC and their successors.

We understand as follows with respect to the rules and operating procedures of DTC (the rules that apply to DTC are on file with the SEC):

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants (“Participants”) and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, between Participants through electronic computerized book-entry changes in the accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is owned by a number of Participants and by The New York Stock Exchange, Inc., The American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Persons who are not Participants may beneficially own debt securities held by DTC only through Participants or Indirect Participants. Beneficial ownership of debt securities may be reflected:

•	for investors who are Participants, in the records of DTC;

•

for investors holding through a Participant, in the records of such Participant, whose aggregate interests on behalf of all investors holding through such Participant will be reflected in turn in the records of DTC; or

•

for investors holding through an Indirect Participant, in the records of such Indirect Participant, whose aggregate interests on behalf of all investors holding through such Indirect Participant will be reflected in turn in the records of a Participant.

Accordingly, transfers of beneficial ownership in a Global Security can only be effected through DTC, a Participant or an Indirect Participant.

Interests in a Global Security will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities. Consequently, the ability to transfer beneficial interests in a Global Security to such persons may be limited.

So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, for all purposes will be considered the sole holder of the applicable series of debt securities under the indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders thereof under the indenture. Accordingly, any person owning a beneficial interest in a Global Security must rely on the procedures of DTC and, if such person is not a Participant in DTC, on the procedures of the Participant through which such person, directly or indirectly, owns its interest, to exercise any rights of a holder of debt securities.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of an owner of a beneficial interest in the debt securities to pledge such debt securities to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such debt securities, may be affected by the lack of a physical certificate for such debt securities.

Payment of principal of and interest on the debt securities will be made to DTC’s nominee, as the registered owner of each Global Security. Neither we nor the trustee will have any responsibility or liability for any aspects of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We understand that upon receipt of any payment of principal of or interest on a Global Security, it is the practice of DTC to credit the Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that Global Security as shown on the records of DTC. Payments by Participants to owners of beneficial interests in a Global Security held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in “street name.”

We have been advised that if any series of debt securities are redeemable by us, and if we redeem less than all of the debt securities of a series, it is DTC’s practice to determine by lot the amount of interest of each participant in such series of debt securities to be redeemed.

We understand that under existing industry practices, if we request holders of debt securities to take action, or if an owner of a beneficial interest in a debt security desires to take any action which a holder is entitled to take under the indenture, then (1) DTC would authorize the Participants holding the relevant beneficial interests to take such action, and (2) such Participants would authorize the beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of debt securities among its Participants, it is under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

We will issue debt securities of any series then represented by Global Securities in definitive form in exchange for those Global Securities if:

•

an Event of Default (as defined below) has occurred and is continuing and all principal and accrued interest in respect of the applicable series of the debt securities shall have become immediately due and payable;

•	DTC is at any time unwilling, unable or ineligible to continue as depositary for any Global Security and a successor depositary is not appointed by us within 60 days; or

•	we determine not to require all of the debt securities of a series to be represented by a Global Security.

In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual certificated debt securities in definitive form equal in principal amount to such beneficial interest in such Global Security and to have all such certificated debt securities registered in its name. Individual certificated debt securities so issued in definitive form will be issued in denominations of $2,000 and integral multiples thereof and will be issued in registered form only, without coupons.

Certain Restrictions

The restrictions summarized in this section will apply to debt securities unless the applicable prospectus supplement indicates otherwise. Certain terms used in the following description of these restrictions are defined under the caption “Certain Definitions” at the end of this section. The following description is not complete. The full text of these restrictions is included in the indenture.

Restrictions on Secured Debt

The debt securities will not be secured. If we or one of our Domestic Subsidiaries incur debt secured by an interest in any Principal Domestic Property or any shares of capital stock or debt of a Domestic Subsidiary and the total principal amount of our secured debt (with certain exceptions, including those listed in the next paragraph), together with our Attributable Debt in respect of sale and leaseback transactions involving Principal Domestic Properties, would exceed 10% of Consolidated Stockholders’ Equity, we are required to secure the then outstanding debt securities equally and ratably with (or prior to) our other secured debt.

The indenture permits us and our Domestic Subsidiaries to create certain liens without securing the debt securities. (Section 3.6) Among the permitted liens are:

•	purchase money mortgages, including conditional sales and other title retention agreements;

•	liens securing certain construction and improvement loans;

•	existing liens on newly acquired property, including property acquired through merger or consolidation;

•	liens in connection with U.S. government contracts;

•	liens securing indebtedness of a Domestic Subsidiary outstanding at the time it became a Domestic Subsidiary;

•	liens securing indebtedness of a Domestic Subsidiary to us or to another Domestic Subsidiary; and

•	refinancings of certain permitted liens.

Limitations on Sale and Leaseback Transactions

Neither we nor our Domestic Subsidiaries may sell or transfer any Principal Domestic Property with the intention of entering into a lease of such facility for a term of more than five years, unless:

•	such property has not been in full operation for more than 120 days prior to such sale or transfer;

•

the Attributable Debt in respect of all such sale and leaseback transactions involving Principal Domestic Properties, together with our secured debt, does not exceed 10% of Consolidated Stockholders’ Equity;

•

within 120 days of such sale or transfer, we apply the net proceeds of the sale to the retirement of our funded debt (defined as indebtedness having a maturity of, or extendable or renewable for, a period of more than 12 months from the date of determination) in an amount not less than the greater of such net proceeds or the fair value of the Principal Domestic Property so leased; or

•	the sale and leaseback transaction is between us and a Domestic Subsidiary or between any of our Domestic Subsidiaries. (Section 3.7)

Consolidation, Merger or Sale of Assets

We may not consolidate or merge with or into any other corporation, or sell or transfer all or substantially all of our property and assets to any other corporation unless the surviving or successor corporation assumes our obligations under the indenture and is not in default under the indenture immediately after the consummation of the transaction. (Section 9.1)

If we sell or transfer substantially all of our assets and the purchaser assumes our obligations under the indenture, we will be discharged from all obligations under the indenture and the debt securities. (Section 9.2)

Certain Definitions

The following terms (except Principal Domestic Property) are defined in Section 1.1 of the indenture.

“Attributable Debt” means, at the time of the determination, the present value (discounted at the “applicable rate” of interest compounded annually) of the lessee’s obligation for rental payments during the remaining term of the lease (including any period the lease has been, or may, at the option of the lessor, be extended). The term “applicable rate” means the yield to maturity of the U. S. Treasury constant maturity which most closely approximates the weighted average of the remaining terms of all leases, plus 1.5%.

“Consolidated Stockholders’ Equity” means the common and preferred stockholders’ equity and minority interests of Sara Lee Corporation and its consolidated Subsidiaries, as shown on our consolidated balance sheet in our latest quarterly or annual report to stockholders.

“Domestic Subsidiary” means a Subsidiary of Sara Lee Corporation, other than a Subsidiary which neither transacts a substantial portion of its business nor regularly maintains a substantial portion of its fixed assets within the United States or a Subsidiary which engages primarily in financing our consolidated operations.

“Principal Domestic Property” means any facility (together with the land on which it is erected and the fixtures comprising a part thereof) used primarily for manufacturing, processing or distribution located within the United States, owned or leased by Sara Lee Corporation or any Subsidiary and having a gross book value (without deduction of depreciation reserves) in excess of $50,000,000, other than any such facility or portion of such facility that, in the opinion of our board of directors, is not of material importance to the business conducted by Sara Lee Corporation and its Subsidiaries, as an entirety.

“Subsidiary” means any corporation of which Sara Lee Corporation or one or more Subsidiaries (individually or collectively) directly or indirectly own a majority of the outstanding voting stock of said corporation.

Events of Default

“Event of Default” means, with respect to any series of debt securities, any of the following:

•	failure to pay interest or any additional amounts that continues for a period of 30 days after payment is due;

•	failure to make any principal payment when due (except when such failure results from mistake, oversight or transfer difficulties and does not continue for more than three business days);

•	failure to make any sinking fund payment when due (except when such failure results from mistake, oversight or transfer difficulties and does not continue for more than three business days);

•

failure to comply with any of our other agreements contained in the indenture or in the debt securities for 90 days after notice to us of such failure from the trustee (or to us and the trustee from the holders of at least 25% in principal amount of the outstanding debt securities affected by such failure); and

•	certain events of bankruptcy, insolvency or reorganization of Sara Lee Corporation. (Section 5.1)

In general, the trustee is required to give notice of a default with respect to a series of debt securities to the holders of that series within 90 days after the occurrence of a default. The trustee may withhold notice of any default (except a default in payment of principal of or interest on any debt security) if the trustee in good faith determines it is in the interest of the holders of that series to do so. (Section 5.11)

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for other series of debt securities.

If there is a continuing Event of Default, then the trustee or the holders of at least 25% in principal amount of each outstanding series of debt securities affected by the Event of Default (voting as separate classes) may require us to repay the principal and accrued interest on the affected series immediately. Subject to certain conditions, the requirement to pay with respect to a series of debt securities may be annulled, and past defaults may be waived (except a continuing default in payment of principal of, or premium, interest or additional amounts, if any, on debt securities), by the holders of a majority in principal amount of that series. If an Event of Default applies to all outstanding debt securities, then the holders of the debt securities will be treated as a single class without regard to whether there are several outstanding series. (Section 5.1 and Section 5.10)

Prior to an Event of Default, the trustee is required to perform only the specific duties stated in the indenture, and after an Event of Default which has not been cured or waived, the trustee must exercise the same degree of care as a prudent individual would exercise or use under the circumstances in the conduct of his or her own affairs. (Section 6.1)

The trustee may refuse to enforce the indenture or the debt securities unless it first receives satisfactory security or indemnity. Subject to certain limitations specified in the indenture, the holders of a majority in principal amount of the debt securities of an affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee. (Section 5.9)

Satisfaction and Discharge of Indenture

We will be discharged from certain of our obligations relating to the outstanding debt securities of a series if we deposit with the trustee money or the equivalent in securities of the government which issued the currency in which the debt securities are denominated sufficient for payment of all principal of and interest and additional amounts, if any, on those debt securities when due. (Section 10.1) In that event, holders of those debt securities will only be able to look to the trust fund for payment of the principal of and interest and additional amounts, if any, on their debt securities until maturity.

Modification of Indenture

Under the indenture, subject to certain exceptions, we may change our rights and obligations and the rights of the holders of a series of debt securities with the consent of the holders of at least 50% in aggregate principal amount of the outstanding debt securities of that series. However, we may not, among other things, change the terms of payment of principal or interest, reduce any amount payable upon redemption, reduce the amount of the principal of a discount security to be paid upon an acceleration of maturity upon an Event of Default or reduce the percentage required for changes to the indenture without the consent of the holder of each debt security affected by such change. (Section 8.2)

In certain circumstances, we may amend the indenture without the consent of the holders of outstanding debt securities to evidence a merger of Sara Lee Corporation, the replacement of the trustee or for other specified purposes. (Section 8.1)

Reports to Trustee

We are required to provide the trustee with an officers’ certificate each fiscal year stating whether, to the knowledge of the certifying officers in the course of performance of their duties as officers, we are in compliance with the requirements of the indenture and no default exists, and if a default has occurred, identifying the nature of the default of which the officers are aware. (Section 3.5)

Regarding the Trustee

We maintain ordinary banking relationships and credit facilities with a number of banks, including the trustee, The Bank of New York Mellon Trust Company N.A.

DESCRIPTION OF DEBT WARRANTS

We may issue, separately or together with other securities, debt warrants to purchase debt securities. We will issue the debt warrants under debt warrant agreements to be entered into between us and a bank or trust company, as debt warrant agent, as set forth in the applicable prospectus supplement. We have summarized selected provisions of the form of debt warrant agreement below. This summary is subject to, and qualified by reference to, all of the provisions of the debt warrant agreement. If you would like more information on the provisions of a debt warrant agreement, you should review the form of debt warrant agreement, including the debt warrant certificate, which we have incorporated by reference as an exhibit to the registration statement for the securities of which this prospectus is a part.

General

A supplement to this prospectus will describe all material terms relating to the debt warrants being offered that are not described herein. These terms will include some or all of the following:

•	the offering price of the debt warrants, if any;

•	the title, total principal amount and authorized denominations of the series of debt securities purchasable upon exercise of the debt warrants;

•	the manner in which debt warrants may be exercised;

•	the amount of debt warrants then outstanding;

•	the title and terms of any related debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;

•	the date, if any, on or after which the debt warrants may be transferred separately from the related debt security;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant and the exercise price;

•	the date on which the right to exercise the debt warrants commences and the expiration date;

•	whether we will issue the debt warrant certificates in registered or bearer form; and

•	any other terms of the debt warrants.

Debt warrants may be exercisable for debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate. Material U.S. federal income tax considerations applicable to any of these discounted debt securities will be described in a prospectus supplement.

Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal of, and premium and interest, if any, on those debt securities.

Exercise of Debt Warrants

Each debt warrant will entitle its holder to purchase for cash the principal amount of debt securities at the exercise price set forth in the applicable prospectus supplement. Commencing on the date the debt warrants become exercisable, holders may exercise their debt warrants at any time up to the close of business on the expiration date, after which time any unexercised debt warrants will become void.

Upon receipt of the exercise price and the debt warrant certificate properly completed and executed, we will forward to the holder, as soon as practicable, the debt securities purchased upon such exercise. If less than all the debt warrants represented by a certificate are exercised, we will issue a new debt warrant certificate for the remaining amount of debt warrants.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

We may issue, separately or together with or upon the conversion of or exchange for other securities, shares of our common stock and preferred stock. We have summarized certain rights of holders of our capital stock below. This summary is subject to, and qualified by reference to, all of the provisions contained in:

•	Maryland General Corporation Law;

•	our charter;

•	our bylaws; and

•	in the case of preferred stock, our Articles Supplementary relating to such series of preferred stock.

If you would like more information on our common stock and preferred stock, you should review the documents described above, each of which we have filed or incorporated by reference as an exhibit to the registration statement for the securities of which this prospectus is a part.

Our authorized capital stock consists of:

•	1,200,000,000 shares of common stock, of which, as of December 27, 2008, 695,543,690 shares were outstanding; and

•

13,500,000 shares of preferred stock, of which, as of December 27, 2008, 6,000,000 shares were designated as Series A Junior Participating Preferred Stock, of which no shares were outstanding, 2,672,414 shares were undesignated preferred stock, of which no shares were outstanding, and 4,827,586 shares were designated as Series A ESOP Convertible Preferred Stock, of which no shares were outstanding.

Common Stock

General

Holders of our common stock are entitled to receive dividends on their shares when, as and if authorized by our board of directors out of assets legally available for distribution, subject to any preferential dividend rights of any outstanding preferred stock. In the event we liquidate, dissolve or wind up our affairs, holders of common stock are also entitled to receive ratably all of our net assets remaining after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock.

Each share of common stock entitles its holder to one vote in the election of directors and on any other matter submitted to a vote of stockholders. Voting rights are not cumulative, with the result that holders of shares of capital stock representing more than 50% of the voting rights are entitled to elect all of our directors. Holders of common stock, solely by virtue of their holdings, do not have preemptive rights to subscribe for or purchase any shares of our capital stock which we may issue in the future.

All of our outstanding shares of common stock have been fully paid and are nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

General

Our charter authorizes our board of directors to classify and issue from time to time any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock. The applicable prospectus supplement will describe all material terms of a particular series of preferred stock as set forth in the Articles Supplementary to our charter establishing such series. These terms will include some or all of the following:

•	title and stated value of the series;

•	whether and in what circumstances the holder is entitled to receive dividends and other distributions;

•	whether (and if so, when and on what terms) the series can be redeemed by us or the holder or converted by the holder;

•	whether the preferred stock will rank senior or junior to or on a parity with any other class or series of preferred stock; and

•	voting and other rights, if any.

Holders of preferred stock, solely by virtue of their holdings, do not have preemptive rights to subscribe for or purchase any shares of our capital stock which we may issue in the future.

Liquidation Preference

Unless otherwise described in the applicable prospectus supplement, in the event we liquidate, dissolve or wind up our affairs, the holders of any series of preferred stock will have preference over the holders of common stock and any other capital stock ranking junior to such series for payment out of our assets in the amount specified in the applicable Articles Supplementary. A sale of all or substantially all of our assets or a consolidation or merger with one or more corporations will not be deemed a liquidation, dissolution or winding up for this purpose.

Ranking

Unless otherwise described in the applicable prospectus supplement, any series of preferred stock we issue using this prospectus will rank senior to the Series A Junior Participating Preferred Stock.

DESCRIPTION OF COMMON STOCK WARRANTS

We may issue, separately or together with other securities, common stock warrants to purchase shares of our common stock. We will issue the common stock warrants under stock warrant agreements to be entered into between us and a bank or trust company, as stock warrant agent, as set forth in the applicable prospectus supplement. We have summarized selected provisions of the form of stock warrant agreement below. This summary is subject to, and qualified by reference to, all the provisions of the stock warrant agreement. If you would like more information on the provisions of a stock warrant agreement, you should review the form of stock warrant agreement, including the stock warrant certificate, which we have incorporated by reference as an exhibit to the registration statement for the securities of which this prospectus is a part.

General

A supplement to this prospectus will describe all material terms relating to the common stock warrants being offered that are not described herein. These terms will include some or all of the following:

•	the offering price of the common stock warrants, if any;

•	the manner in which common stock warrants may be exercised;

•	the amount of common stock warrants then outstanding;

•	the number of shares of common stock purchasable upon exercise of each common stock warrant and the exercise price;

•	the date on which the right to exercise the common stock warrants commences and the expiration date;

•	whether (and if so, when and on what terms) we can call the common stock warrants for redemption; and

•	any other terms of the common stock warrants.

The shares of common stock issuable upon exercise of a common stock warrant, when issued in accordance with a stock warrant agreement, will be validly issued, fully paid and nonassessable.

Prior to the exercise of their common stock warrants, holders will not have any of the rights of holders of the common stock purchasable upon such exercise and will not be entitled to dividend payments on those shares of common stock.

Exercise of Stock Warrants

Each common stock warrant will entitle its holder to purchase for cash the number of shares of common stock at the exercise price set forth in the applicable prospectus supplement. Commencing on the date the common stock warrants become exercisable, holders may exercise their common stock warrants at any time up to the close of business on the expiration date, after which time any unexercised common stock warrants will become void.

Upon receipt of the exercise price and the stock warrant certificate properly completed and executed, we will forward to the holder, as soon as practicable, a certificate representing the number of shares of common stock purchased upon such exercise. If less than all the common stock warrants represented by a certificate are exercised, we will issue a new stock warrant certificate for the remaining amount of common stock warrants.

Antidilution Provisions

Unless otherwise described in the applicable prospectus supplement, the exercise price payable and number of shares of common stock purchasable upon exercise of a common stock warrant will be adjusted to prevent the holder’s beneficial interest in the common stock from being diluted in the event we:

•	issue a stock dividend to all holders of common stock or combine, subdivide or reclassify our common stock;

•

issue rights, warrants or options to all holders of common stock entitling them to purchase shares of our common stock at a price per share less than the current market price per share of common stock; or

•	distribute to all holders of common stock any of our assets or evidences of our indebtedness which are not payable out of our capital surplus.

DESCRIPTION OF CURRENCY WARRANTS

We may issue, separately or together with debt securities or debt warrants, currency warrants entitling the holder to receive from us the cash value in U.S. dollars of the right to purchase (currency call warrants) or sell (currency put warrants) a specified amount of a designated foreign currency. We will issue the currency warrants under currency warrant agreements to be entered into between us and a bank or trust company, as currency warrant agent, as set forth in the applicable prospectus supplement. We have summarized selected provisions of the form of currency warrant agreement below. This summary is subject to, and qualified by reference to, all of the provisions of the currency warrant agreement. If you would like more information on the provisions of a currency warrant agreement, you should review the form of currency warrant agreement, including the global warrant certificates, which we have incorporated by reference as an exhibit to the registration statement for the securities of which this prospectus is a part.

General

A supplement to this prospectus will describe all material terms relating to the currency warrants being offered that are not described herein. These terms will include some or all of the following:

•	whether the currency warrants will be currency put warrants or currency call warrants, or both;

•	the formula for determining the cash value in U.S. dollars, if any, of each currency warrant;

•	the manner in which currency warrants may be exercised and the circumstances, if any, in which such exercise will be deemed automatic;

•	the amount of currency warrants then outstanding;

•	the minimum number, if any, of currency warrants which must be exercised at any one time;

•	the date on which the right to exercise the currency warrants commences and the expiration date; and

•	any other terms of the currency warrants.

The spot exchange rate of the designated foreign currency, upon exercise, as compared to the U.S. dollar, will determine whether the currency warrants have a cash value (cash settlement value) on any given day prior to their expiration.

Form of Currency Warrants

Unless otherwise described in a prospectus supplement, all currency warrants will be issued in the form of one or more fully registered global certificates that will be deposited with DTC or its nominee. This means that we will not issue certificates to each holder. Each global certificate will be issued to DTC, which will keep a computerized record of its Participants (for example, your broker) whose clients have purchased currency warrants. The Participant will then keep a record of its clients who purchased the currency warrants. Accordingly, transfers of ownership of any currency warrant may only be effected through a selling holder’s broker. For more information on the procedures of DTC, see “Description of Debt Securities—Form and Exchange of Debt Securities” above.

Exercise of Currency Warrants

Each currency warrant will entitle its holder to receive the cash settlement value on the applicable exercise date. Holders may exercise their currency warrants at any time up to 3:00 p.m., New York City time, on the fifth business day preceding the expiration date, after which time all currency warrants will be deemed automatically exercised on the expiration date.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND THE STOCK PURCHASE UNITS

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number (or range of numbers) of shares of our common stock at a future date or dates. The price per share and number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and a beneficial interest in either:

•	our senior debt securities;

•	our preferred stock; or

•	debt obligations of third parties, including U.S. Treasury securities, securing the holder’s obligations to purchase common stock under the stock purchase contracts.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis, to be specified in the applicable prospectus supplement. The stock purchase contracts may require holders to secure their obligations in a specified manner, and, in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

The applicable prospectus supplement will describe all material terms relating to the stock purchase contracts or stock purchase units, the collateral or depositary arrangements relating to the stock purchase units, if any, and, if applicable, the prepaid securities.

Material U.S. federal income tax considerations applicable to the stock purchase units and stock purchase contracts will be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell securities to underwriters or dealers, through agents or directly to purchasers (or a combination of these methods). Under certain circumstances, we may also repurchase securities (directly or through dealers) and reoffer them to the public in the same manner.

With respect to any offered securities, the terms of any offering, including the name or names of any underwriters, dealers or agents, the purchase price of those securities and the proceeds to us from the sale, any underwriting discounts, selling commissions and other items constituting underwriters’, dealers’ or agents’ compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers or agents, any auction or bidding process and any securities exchanges on which the offered securities may be listed, will be set forth in, or may be calculated from the information set forth in, the related prospectus supplement. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any offered securities, the securities will be acquired by the underwriters for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price, which may be changed, or at varying prices determined at the time of sale. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if any of those securities are purchased.

We may designate from time to time dealers, acting as our agents, to offer and sell securities upon certain terms and conditions. Unless otherwise indicated in the applicable prospectus supplement, any agent we designate will act on a best efforts basis for the period of its appointment.

We may also sell securities directly to the public, without the use of underwriters, dealers or agents.

The securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing. Any remarketing would occur upon the securities purchase, in accordance with a redemption or repayment pursuant to their terms or otherwise, by one or more remarketing firms, acting as principals for their own account or as our agents. The applicable prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us.

If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities from us at the public offering price set forth in that prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. Those contracts will be subject to conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commissions payable for solicitation of those contracts.

Underwriters, dealers and agents that participate in the distribution of the securities may be, or may be deemed to be, underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation from us will be described in a supplement to this prospectus.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents and/or their respective affiliates may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL MATTERS

An opinion as to the legality of the securities offered herein has been rendered for Sara Lee Corporation by Margaret M. Foran, Esq., Executive Vice President, General Counsel and Corporate Secretary for Sara Lee Corporation.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended June 28, 2008 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.